            [KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD]


                                   EXHIBIT 5

                                 April 11, 1996


Kemper Investors Life Insurance Company
1 Kemper Drive
Long Grove, IL 60049-0001


Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form S-1 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for Individual and Group Variable and Market Value Adjusted Deferred Annuity Contracts ("Contracts"). The Registration Statement covers a proposed maximum aggregate offering price of $50,000,000, $100,000,000 being previously registered in connection with File Nos. 33-33547, 33-43462 and 33-46681.

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of KILICO and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Frank J. Julian

Frank J. Julian
Associate General Counsel


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